UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a party other than the Registrant      ☐

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DASEKE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DASEKE, INC.
15455 Dallas Parkway, Suite 550
Addison, Texas 75001

SUPPLEMENT NO. 2 TO

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF SHAREHOLDERS
To be held on June 8, 2023 at 11:00 a.m., Central Time

This supplement (this “Supplement”) supplements the proxy statement filed by Daseke, Inc. (the “Company,” “Daseke,” “we,” “our” or “us”) with the Securities and Exchange Commission (the “SEC”) on April 27, 2023 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s 2023 annual meeting of shareholders, scheduled to be held on June 8, 2023 at 11:00 a.m., Central Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about May 30, 2023.

This Supplement modifies the Proxy Statement and should be read in conjunction with it. This Supplement is not complete without the Proxy Statement, including other amendments or supplements thereto, including the supplement to the Proxy Statement filed with the SEC on May 26, 2023 (“Supplement No. 1”). Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement.

At the Annual Meeting, shareholders are being asked, among other things, to vote on a proposal to approve an amendment and restatement (the “Restatement”) to the Daseke, Inc. 2017 Omnibus Incentive Plan (as amended and restated from time to time, the “Incentive Plan”) to (i) increase the number of shares of Common Stock that may be granted as awards under the Incentive Plan by 3,000,000, in order to enable us to continue to offer eligible employees, non-employee directors and consultants stock-based incentive awards under the Incentive Plan, which we believe will enable us to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our shareholders; (ii) extend the scheduled expiration date of the Incentive Plan from June 18, 2031 to June 8, 2033; (iii) provide that the one-year minimum vesting requirement set forth in the Incentive Plan applies to all awards, including awards granted under the Incentive Plan to non-employee directors, subject to an exception for 5% of the Incentive Plan share reserve and the Compensation Committee’s ability to allow for accelerated vesting for any reason; and (iv) provide that any shares of Common Stock that are delivered, withheld or surrendered to satisfy any tax withholding obligations relating to an award granted under the Incentive Plan (other than a stock option or stock appreciation right) will again be available for issuance under the Incentive Plan.

As described in the Proxy Statement, the Incentive Plan does not provide for automatic vesting of awards upon a “change in control” (as defined in the Incentive Plan). Under the Incentive Plan, vesting of an award generally occurs only if a change in control is combined with another event—either (i) the award is not continued or replaced or (ii) the award is continued and replaced, and an involuntary termination occurs within two years after the change in control. This is sometimes referred to as “double-trigger” vesting.

However, in response to further discussions with Institutional Shareholder Services, to further clarify that (a) the Incentive Plan does not provide for automatic vesting of awards solely upon a change of control and (b) the cash-out provision only applies if awards are not assumed, continued or replaced, the Company has determined to make the changes shown in Annex A attached to this Supplement (additions are underlined and bolded and deletions are in strikethrough and bolded). The changes reflected in Annex A attached to this Supplement include the other clarifying change that the Company had previously described in Supplement No. 1.

Other than the changes shown in Annex A attached to this Supplement, all other terms of the Restatement remain as described in the Proxy Statement and as reflected in the copy of the Incentive Plan, after giving effect to the Restatement, set forth in Appendix A of the Proxy Statement.

The Company intends to present the Restatement, as described in the Proxy Statement, as amended by this Supplement, to shareholders for their approval at the Annual Meeting, and all references to the Restatement contained in the Proxy Statement and proxy card pertaining to the Annual Meeting shall be deemed to refer to the Restatement, as amended by this Supplement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the Proxy Statement. Please see “Questions and Answers About the Annual Meeting and Proxy Materials—Can I change my vote after I have voted?” on page 5 of the Proxy Statement.

If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

ANNEX A

Changes to Section 13 of the Incentive Plan, After Giving Effect to the Restatement

Note: Additions to Section 13(a) of the Incentive Plan, after giving effect to the Restatement, as set forth in Appendix A of the Proxy Statement, are indicated with underlined and bolded text, and deletions thereto are indicated with strikethrough and bolded text. The copy of the Incentive Plan, after giving effect to the Restatement, included in Appendix A of the Proxy Statement remains unchanged except as set forth below in Section 13(a).

Section 13.                 Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee in a written resolution at the date of grant or set forth in an applicable Award Agreement, or as provided in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability and valuation provisions will apply:

(a)                 No Awards shall vest solely as a result of the occurrence of a Change in Control. Upon a Change in Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable, and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse, and each Award will be fully vested, except to the extent that an award meeting the requirements of Section 13(b) hereof (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 13(b) hereof to replace or adjust such outstanding Award (a “Replaced Award”). Any applicable Performance Goals deemed to have been achieved will be deemed to have been earned as of the date of the Change in Control based on the greater of (A) the actual level of achievement of all relevant performance criteria against the applicable “target” level(s) measured as of the date of the Change in Control, or (B) the deemed achievement of all relevant performance criteria at the applicable “target” level(s) measured as of the date of the Change in Control, with a pro rata payout based on the number of days within the applicable Performance Period that has elapsed before the Change in Control, as determined by the Committee, and, in each such case, all other applicable vesting criteria and other terms and conditions of the Award will be deemed to have been satisfied. If Replacement Awards are not provided to Participants holding outstanding Awards (i.e., if the outstanding Awards are not assumed), the ~~The~~ Committee, ~~acting in its sole discretion~~ without the consent or approval of any holder, may~~, in its sole discretion,~~ effect the redemption, in whole or in part, of outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a dividend equivalent or cash award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the exercise price per share with respect to an Option and less the grant price with respect to a Stock Appreciation Right, as applicable to such Awards; provided, however, that to the extent the exercise price per share of an Option or the grant price of a Stock Appreciation Right exceeds the Change in Control Price, such Award shall be cancelled for no consideration.

(b)                An award meets the conditions of this Section 13(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replacement Award than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 13(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

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(c)                 Upon the Involuntary Termination, during the period of two years immediately following a Change in Control, of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change in Control and all stock options and stock appreciation rights that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such stock option or stock appreciation right, whichever period is shorter (provided, however, that, if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(d)                Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any provision of the Plan or an applicable Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of employment or service, but disregarding any future service or performance requirements.

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